    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 9, 1999
                                                          REGISTRATION NO. _____

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  -------------
                            MSC.SOFTWARE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                   95-2239450
(STATE OR OTHER JURISDICTION OF                   (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                  IDENTIFICATION NO.)

                             815 COLORADO BOULEVARD
                          LOS ANGELES, CALIFORNIA 90041
                                 (323) 258-9111
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                         REGISTRANT'S PRINCIPAL EXECUTIVE
                                     OFFICES)
                                  -------------
                                 LOUIS A. GRECO
                      CHIEF FINANCIAL OFFICER AND SECRETARY
                            MSC.SOFTWARE CORPORATION
                             815 COLORADO BOULEVARD
                          LOS ANGELES, CALIFORNIA 90041
                                 (323) 258-9111
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                  -------------
                                 WITH COPIES TO:
                             D. STEPHEN ANTION, ESQ.
                              O'MELVENY & MYERS LLP
                            1999 AVENUE OF THE STARS
                          LOS ANGELES, CALIFORNIA 90067
                                 (310) 553-6700
                                  -------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

From time to time after the effective date of this Registration Statement, as determined by the Registrant and Selling Holders in light of market conditions.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                                          CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
                                                                       PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                  AMOUNT TO BE       OFFERING PRICE PER      PROPOSED MAXIMUM         AMOUNT OF
         SECURITIES TO BE REGISTERED                REGISTERED              UNIT(1)          AGGREGATE OFFERING    REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
7 7/8% CONVERTIBLE SUBORDINATED DEBENTURES
DUE 2004.............................               $9,915,000             84.5%(3)              $8,378,175             $2,329
-----------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK $.01 PAR VALUE (2)......                654,489                 N/A                    N/A                 N/A
-----------------------------------------------------------------------------------------------------------------------------------

(1)  Estimated solely for the purpose of calculating the registration fee.
(2) Such number represents the number of shares of common stock of the Registrant as may be initially issuable upon conversion of the debentures. There are also being registered hereunder an additional indeterminate number of shares of common stock of the Registrant as may become issuable upon conversion of the debentures by reason of adjustments in the conversion ratio. Includes rights (the "Rights") issuable pursuant to the Rights Agreement dated as of October 5, 1998 between the Registrant and ChaseMellon Shareholder Services, L.L.C., as right agent. One Right will be issued with respect to each share of common stock of the Registrant issued upon conversion of the debentures.
(3) Calculated based on the average of the high and low sales price of the debentures on September 2, 1999 as reported on the New York Stock Exchange in accordance with Rule 457(c) of the Securities Act of 1933, as amended. THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.

===============================================================================

PROSPECTUS                       SUBJECT TO COMPLETION, DATED SEPTEMBER 9, 1999

[LOGO]                MSC.SOFTWARE CORPORATION
                             $9,915,000
        7 7/8% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2004

----------------------------------------------------------------------------------------------------------------------------------
THE COMPANY:                                              TRADING FORMAT:
-    We engage in computer-aided engineering, including   -    Debentures: NYSE symbol:  MNS7H04
     the development and marketing of software for use    -    Common Stock: NYSE symbol: MNS
     principally by engineers and designers in
     industry, research laboratories and universities.    THE DEBENTURES:
-    MSC.Software Corporation                             -   Maturity:  August 18, 2004.
     815 Colorado Boulevard                               -   Interest Payments:  Semi-annually on March 15 and
     Los Angeles, California 90041                            September 15 of each year.
     (323) 258-9111                                       -   Conversion Price:  $15.15 per share, subject to adjustment (equal to an initial conversion ratio of 66.01 shares of common stock per
THE OFFERING:                                                 $1,000 principal amount of debentures).
-    Of the $9,915,000 aggregate principal amount of      -   Conversion Right: Any debenture in an amount of $1,000 or above may
     debentures being offered under this prospectus,          be converted at any time, in whole or in part; provided, however,
     $7,915,000 are being offered by us, and $2,000,000       that no partial conversion may be made if as a result the unconverted
     are being offered by selling holders (the "Selling       portion of the debenture would be less than $1,000 principal amount.
     Holders").  We will not receive any proceeds from    -   Redemption: We have the right to redeem the debentures, as a whole or
     the sale of the debentures by the Selling                in part, at any time, at the redemption prices stated herein.
     Holders.  See "Selling Holders."  The specific       -   Ranking of debentures:  Unsecured general obligations, subordinate in
     price at which you can purchase these debentures         right of payment to all Senior Indebtedness.
     and the amount of proceeds we will receive, after    -   The debentures offered by us are expected to be issued, and the
     paying the offering expenses from the sale of            debentures offered by the Selling Holders previously were issued,
     these debentures, will be provided in supplements        with original issue discount for federal income tax purposes.
     to this prospectus.
-    The debentures will be part of an existing series
     of outstanding securities, and will have the same
     interest rate, maturity date, conversion price and
     other terms as the outstanding debentures.


----------------------------------------------------------------------------------------------------------------------------------

         The debentures offered by this prospectus may be sold directly by us, the Selling Holders, or through one or more agents, underwriters or dealers. If any agents, underwriters or dealers are used by us to sell the debentures, their names, any applicable commission or discounts and the nature of any underwriting arrangements will be set forth in supplements to this prospectus.

                          -------------------------

INVESTING IN THE DEBENTURES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          -------------------------

                THE DATE OF THIS PROSPECTUS IS SEPTEMBER 9, 1999.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                                                                PAGE
About This Prospectus............................................................................................2
Where You Can Find More Information..............................................................................2
Prospectus Summary...............................................................................................4
Risk Factors.....................................................................................................7
Use Of Proceeds.................................................................................................10
Ratio of Earnings To Fixed Charges..............................................................................10
Description of Debentures.......................................................................................11
Description of Common Stock.....................................................................................16
Material Federal Income Tax Consequences........................................................................17
Plan of Distribution............................................................................................20
Selling Holders.................................................................................................22
Legal Matters...................................................................................................22
Experts ........................................................................................................23

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement on Form S-3 using a "shelf" registration process. Under this shelf process, the debentures described in this prospectus may be sold in one or more offerings in an aggregate principal amount of up to $9,915,000. This prospectus provides you with a general description of the debentures. Each time we sell debentures, a prospectus supplement containing specific information about the terms of the offering will be provided. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information about us that can be obtained as described under the heading "Where You Can Find More Information."

         As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus omits certain information contained or incorporated by reference in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference rooms maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for additional information on the public reference rooms. Copies of such material can also be obtained from the SEC's Internet web site at http://www.sec.gov. Our common stock and the outstanding debentures are listed for trading on the New York Stock Exchange, and copies of reports, proxy statements and other information about us can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and any prospectus supplement, and information that we file later with the SEC will automatically update and supersede some or all of this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed.

-        Our Transition Report on Form 10-K for the fiscal year ended December
         31, 1998;

- Our Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 1999;

-        Our Current Report on Form 8-K, event date June 18, 1999, as amended;

- The description of common stock contained in Item 1 of our Registration Statement on Form 8-A, filed with the SEC on May 22, 1996; and

- The description of the Rights issuable with respect to each share of common stock issued upon conversion of the debentures contained in Item 1 of our Registration Statement of Form 8-A filed with the SEC on October 13, 1998.

         We have also filed a registration statement on Form S-3 with the SEC under the Securities Act for the debentures offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and you should read the registration statement for further information about the debentures and us. The registration statement can be found in the SEC's locations described above or the SEC's website. We have filed or incorporated by reference exhibits with the registration statement that include the indenture. You should read the exhibits carefully for provisions that may be important to you.

         We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated in this prospectus by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to MSC.Software Corporation, 815 Colorado Boulevard, Los Angeles, California 90041 (telephone: (323) 258-9111). You can find additional information by visiting our website at http://www.mscsoftware.com.

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THE PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE DEBENTURES. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.

THE COMPANY

         We develop, market and sell computer-aided engineering software and provide related consulting services, principally for engineers and designers in industry, research laboratories and universities. Our principal executive office is at 815 Colorado Boulevard, Los Angeles, California 90041, and our telephone number is (323) 258-9111. We are a Delaware corporation.

THE SELLING HOLDERS

         The Selling Holders are Dendron Technology B.V., a Dutch corporation, and Fronos Technology B.V., a Dutch corporation. The Selling Holders received their debentures from us as partial consideration under a stock purchase agreement executed in connection with our acquisition of MARC Analysis Research Corporation in June 1999.

THE OFFERING


Debentures offered by:
The Company............................    $7,915,000 in principal amount.

The Selling Holders....................    $2,000,000 in principal amount.

Total Amount of Debentures
 Offered...............................    $9,915,000 in principal amount.

Debentures to be outstanding
 after the offering....................    $66,500,000 in principal amount of debentures.

Maturity...............................    August 18, 2004.

Interest...............................    Annual rate:  7 7/8%.
                                           Payment frequency: Every six months
                                           on March 15 and September 15.

Record Date............................    The March 1 and September 1 preceding the applicable
                                           interest payment date.

Conversion Rights......................    The debentures are convertible, at your option, at any time before August 18, 2004, into our common stock, at a conversion price of $15.15 per share of common stock, subject to adjustment (the conversion ratio is 66.01 shares of common stock per $1,000 principal amount of debentures).

Redemption.............................    We may redeem some or all of the debentures at any time at  the redemption prices listed under "Description of Debentures--Redemption."

Ranking................................    The debentures are our unsecured general obligations which are subordinate in right of payment to all Senior Indebtedness (see page 16 for a definition of this term).


NYSE Symbol............................    MNS7H04

Use of Proceeds........................    We will use the net proceeds from the sale of the debentures for general corporate purposes, unless we specify a different use in the applicable prospectus supplement.  We will not receive any proceeds from the sale of debentures by the Selling Holders.

Federal Income Tax
     Consequences......................    The debentures offered by us are expected to be issued, and the debentures offered by the Selling Holders previously were issued, with original issue discount for federal income tax purposes.  See
                                           "Material Federal Income Tax Consequences."

Risk Factors...........................    Your investment in the debentures involves a high degree of risk.  Therefore, you should carefully consider the matters set forth under "Risk Factors" which begins on page 7.

FORWARD-LOOKING STATEMENTS

         This prospectus includes forward-looking statements, including statements concerning projections of our future results, operating profits and earnings, that are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. The risks and uncertainties include but are not limited to:

- The timely development and market acceptance of new versions of our software products;

-        Our dependence on certain industries;

- The successful integration of our recent acquisitions of Knowledge Revolution, MARC Analysis Research Corporation ("MARC") and Universal Analytics, Inc.;

- Timely development of computer-aided engineering technologies which, among other things, must accommodate industry trends such as increasing computing power and increased usage of workstations;

-        Fluctuations of the U.S. dollar versus foreign currencies;

-        Economic conditions in Asia-Pacific, Europe and the U.S.;

-        Our ability to reduce costs without adversely impacting revenues;

- Successful involvement of international and domestic business partners in creating mechanical engineering solutions;

-        Our adoption of some anti-takeover provisions;

- Our ability to attract, motivate and retain salespeople, programmers and other key personnel;

- The allocation of the purchase price for the MARC acquisition is based on a preliminary valuation, which is subject to change, although management does not believe the final valuation will be materially different;

- Continued demand for our products, including MSC.NASTRAN, MSC.PATRAN, MSC.DYTRAN, MSC.MVISION, MSC.NASTRAN for Windows, MSC.InCheck, MSC.Working Model, and MARC's products; and

-        Year 2000 issues.

         Our risks are more specifically described in "Risk Factors" and in our Transition Report on Form 10-K for the year ended December 31, 1998 incorporated by reference in this prospectus. If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE INVESTING IN THE DEBENTURES.

HISTORICAL RESULTS OF OUR OPERATIONS AND FINANCIAL POSITION ARE NOT NECESSARILY INDICATIVE OF FUTURE FINANCIAL PERFORMANCE.

         We derive most of our revenue from selling software products and services to high end users of the product design markets. Our revenue growth and our ability to match spending levels with revenue growth rates will directly impact our future operating results. Historically, a significant portion of our revenue has been generated from shipments in the last month of a quarter. In addition, higher volumes of orders have been experienced in the month of January. The concentration of orders makes projections of quarterly financial results difficult. In addition, over 50% of our revenues are derived from international markets and are denominated in foreign currencies. As a result, our financial results and cash flow could be impacted by weakened general economic conditions in various parts of the world, differing technological advances or preferences, volatile foreign exchange rates, and government trade restrictions in any country in which we do business.

RISK ASSOCIATED WITH EXPENSE MANAGEMENT.

         We plan our operating expense levels, in part, on expected revenue levels. Our expense levels, however, are generally committed in advance and, in the near term, we are able to change only a relatively small portion of our expenses. As a result, our ability to convert operating outlays into expected revenue growth at profitable margins will impact our future operating results. If our future revenues are less than expected, our net income may be disproportionately affected since expenses are relatively fixed.

RISKS OF COMPETITION.

         The computer-aided engineering software industry is highly competitive. The entire industry may experience pricing and margin pressure which could adversely affect our operating results, cash flow and financial position. Our success depends on our ability to continue to develop, enhance and market new products to meet our customers' sophisticated needs within competitive pricing structures and in a timely manner. Shortened product development cycles may impact product quality, performance, reliability, ease of use, functionality, breadth and integration. Our success also depends, in part, on our ability to
(1) attract and retain technical and other key employees who are in great demand, (2) protect the intellectual property rights of our products, and (3) continue key relationships with product development partners.

         Some of our current and possible future competitors have greater financial, technical, marketing and other resources than we do, and some have well-established relationships with our current and potential customers. It is also possible that alliances among competitors may emerge and rapidly acquire significant market share or that competition will increase as a result of software industry consolidation. Increased competition may result in price reductions, reduced profitability and loss of market share, any of which could have a material adverse effect on our business, financial condition and results of operations.

OUR SUBSTANTIAL LEVERAGE COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THESE DEBENTURES.

         We are, and after the completion of this offering will be, highly leveraged (which means that the amount of our outstanding debt will be large compared to the net book value of our assets) and we will have substantial repayment obligations and interest expense. If this offering had occurred on June 30, 1999, we would have had:

         -        Total consolidated debt of $77.9 million; and

         -        Shareholders' equity of $16.4 million.

         Based upon our current level of operations, we believe that our cash flow from operations, together with proceeds from this offering and amounts we are able to borrow under our credit facilities, will be adequate to meet our anticipated requirements for working capital, capital expenditures, research and development expenditures, discretionary investments, interest payments and scheduled principal payments. Our ability to make scheduled payments of principal and interest on our indebtedness and to refinance our indebtedness depends on our future performance. We do not have complete control over our future performance because it is subject to economic, financial, competitive, regulatory, and other factors beyond our control. It is possible that in the future our business may not generate sufficient cash flow from operations to allow us to service our debt and make necessary capital expenditures. If this situation occurs, we may have to sell assets, restructure debt, obtain additional equity capital, or reduce capital expenditures or research and development expenses. We cannot be sure that we would be able to do so or do so without incurring additional expense.

         We may be able to incur substantial additional indebtedness in the future. Our principal credit facility would permit additional borrowings of up to $15 million after completion of this offering, which would be senior to the debentures and which are secured by nearly all of our goods and equipment, inventory, contract rights and intellectual property rights. If new debt is added to our current debt levels, the related risks that we now face could intensify.

         Our level of debt and the limitations imposed on us by our debt agreements could have other important consequences to you, including the following:

         - We will have less ability to satisfy our obligations with respect to the debentures;

         - We may not be able to obtain additional debt financing for future working capital, capital expenditures, research and development costs and other general corporate purposes;

         - We could be less able to take advantage of significant business opportunities, such as acquisition opportunities or research and development efforts, and react to changes in market or industry conditions;

         - We will be more vulnerable to general adverse economic and industry conditions; and

         - We will be disadvantaged compared to competitors with less leverage.

SUBORDINATION OF DEBENTURES TO SENIOR INDEBTEDNESS.

         The debentures are subordinate in right of payment to the prior payment in full of all our Senior Indebtedness (see page 16 for a definition of this term), including our principal credit facility. The indenture does not restrict our incurrence of any additional indebtedness. By reason of the subordination of the debentures, in the event of any distribution to our creditors in a total or partial liquidation or dissolution of our business, or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to our business or property, the holders of Senior Indebtedness will be entitled to receive payment in full before the holders of debentures will be entitled to receive any payment. See "Description of Debentures--Subordination."

RISKS RELATED TO STOCK MARKET VOLATILITY.

         The trading price of our stock, like other software and technology stocks, is subject to significant volatility. If our revenues or earnings fail to meet securities analysts' expectations, there could be an immediate and significant adverse impact on the trading price of our stock and, as a result, the debentures. In addition, broader market factors unrelated to our performance may affect our stock price.

RISKS RELATED TO DEPENDENCE ON CORE PRODUCTS.

         We currently earn a significant portion of our revenues from sales and maintenance of a core group of analysis and design software derived primarily from our MSC.NASTRAN and MSC.PATRAN products. As a result, any factor adversely affecting sales of these core products could have a material adverse effect on our business. Our future performance will depend upon successful development, introduction and customer acceptance of new products or enhanced versions of our existing products. We can give no assurance that we will continue to be successful in marketing our current products or any new or enhanced products that we may develop in the future. In addition, competitive pressures or other factors may result in price erosion that could have a material adverse effect on our business, financial condition, results of operations and cash flow.

RISKS RELATED TO DEPENDENCE ON CERTAIN INDUSTRIES.

         We primarily market our products to aerospace, automotive and other industrial customers. For the year ended December 31, 1998, aerospace clients accounted for 39% and automotive clients accounted for 24% of our revenues, respectively. Changes in capital spending by, and cyclical trends affecting, these customers may adversely affect our offerings to these industries. In addition, these types of customers tend to adhere to a technology choice for long periods (i.e., an entire development cycle). As a result, a lost opportunity with a given customer may not again become a new opportunity for several years.

RISKS RELATED TO INTERNATIONAL ACTIVITIES.

         Revenues from foreign export sales represented approximately 57% of our gross revenue in 1998. Risks inherent in our international business activities include the following:

         -     imposition of government controls;

         - foreign exchange fluctuations, as many of our agreements originating with our German and Japanese subsidiaries are stated in foreign currencies;

         -     export license requirements;

         - restrictions on the export of critical technology or other trade restrictions;

         -     foreign political and economic instability;

         - ineffective copyright and trade secret protection under foreign law;

         -     changes in regulatory practices, tariffs and taxes;

         -     difficulties in staffing and managing international operations;

         -     longer accounts receivable payment cycles; and

         - burdens of complying with a wide variety of foreign laws and regulations.

         Unfavorable economic and political conditions in the Asian markets have recently impacted our international results. The decrease in reported revenues from our Asia-Pacific region is due primarily to the economic turmoil the region experienced during the past year. 16% of our total revenue for 1998 is directly related to the Japanese market, while 6% is from the Asia-Pacific region outside of Japan. In light of the continued economic turmoil in the region, we remain cautious about our Asia-Pacific prospects. We can give no assurance that the economic crisis and currency issues currently being experienced in the Asian markets will not have a material adverse effect on our future international sales and, consequently, on our business, financial condition and results of operations.

 RISKS RELATED TO CERTAIN ANTI-TAKEOVER PROVISIONS.

         Certain provisions of our Certificate of Incorporation and Restated Bylaws could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders.
These provisions include the following:

         - division of our board of directors into three classes, with each class serving a staggered three-year term;

         - vesting of exclusive authority in the board, the Chairman of the Board and the president (except as otherwise required by law) to call special meetings of stockholders;

         -     elimination of stockholder voting by consent;

         -     removal of directors for cause only;

         - ability of the board to authorize the issuance of preferred stock in series;

         - vesting of exclusive authority in the board to determine the size of the board (subject to certain limited exceptions) and to fill vacancies thereon; and

         - advance notice requirements for stockholder proposals and nominations for election to the board.

         In addition to the above provisions, we have recently adopted a new stockholder rights plan. The plan entitles our stockholders, if an entity acquires more than 20% of our stock or in the event of a squeeze-out merger,(1) to purchase either our common stock or the common stock of the merged entity at one-half of the stock's market value. Until ten days after the announcement of the acquisition of a 20% interest, we may redeem the rights for a nominal amount.

                                 USE OF PROCEEDS

         Except as otherwise specified in a prospectus supplement, we will use the net proceeds from the sale of the debentures for general corporate purposes including working capital, capital expenditures, repayment and refinancing of debt and acquisitions. We may invest funds not required immediately for such purposes in marketable securities and short-term investments. We will not receive any proceeds from the sale of debentures by the Selling Holders.

                       RATIO OF EARNINGS TO FIXED CHARGES

         Our ratio of earnings to fixed charges for each of the periods indicated below is as follows:


                                                                SIX MONTHS
                 YEAR ENDED DECEMBER 31,                       ENDED JUNE 30,
                 -----------------------                       --------------
    1994       1995        1996        1997        1998       1998       1999
    ----       ----        ----        ----        ----       ----       ----

      --        4.1         3.3         3.4         --         3.4        0.6



         For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before provision (benefit) for income taxes and fixed charges. "Fixed charges" consist of interest expense and amortization of discounts related to indebtedness, plus a portion of rent expense representing interest. For the years ended December 31, 1994 and 1998, the Company's earnings were inadequate to cover fixed charges. The coverage deficiency was $32,166,000 and $13,175,000 for the years ended December 31, 1994 and 1998, respectively. For the six months ended June 30, 1999, the Company's earnings were inadequate to cover fixed charges. The coverage deficiency was $1,368,000 for the six months ended June 30, 1999.




---------------
(1) A "squeeze-out" merger is a merger transaction in which a minority interest in a corporation is intentionally eliminated or reduced. This is often accomplished by setting up the merger transaction to provide the holders of minority interests with effectively no choice but to accept cash (as opposed to interests in the continuing entity) in exchange for their shares.

                            DESCRIPTION OF DEBENTURES

         The debentures will be issued under an indenture dated as of August 18, 1994, as supplemented as of September 22, 1994 and as of December 14, 1994, between us and Chase Manhattan Bank & Trust Company, National Association (as successor to Chemical Trust Company of California), as trustee. This prospectus briefly outlines the material provisions of the indenture. The indenture has been incorporated by reference as an exhibit to the registration statement. Although this prospectus and the applicable prospectus supplement provide all the information that we believe is material with respect to the debentures, you should read the indenture for provisions that may be important to you. In the summary below, we have included references to section numbers of the indenture (italicized) so that you can easily locate these provisions. We have also provided a glossary on page 15 to define the capitalized words used in discussing the debentures.

GENERAL

         The maximum aggregate principal amount of the debentures that may be issued under the indenture is $66,500,000. $56,585,000 aggregate principal amount of debentures were issued in 1994 and $2,000,000 aggregate principal amount were issued in 1999 to the Selling Holders. The debentures are listed on the New York Stock Exchange under the symbol "MNS7H04". References to "debentures" in the following discussion include both the debentures offered by this prospectus and accompanying prospectus supplement and the $58,576,000 aggregate principal amount of debentures currently outstanding. The debentures will be our unsecured, general obligations, subordinate in right of payment to all our Senior Indebtedness as described under "--Subordination" and convertible into common stock as described under "--Conversion Rights." The debentures will be issued in fully registered form, without coupons, in denominations of $1,000 and above.

         The debentures will mature on August 18, 2004. The debentures bear interest at the rate of 7 7/8% per year. Interest on the debentures is payable semi-annually on each March 15 and September 15 to the persons in whose names the debentures are registered at the close of business on the preceding March 1 or September 1, respectively. The debentures will bear interest from their date of issuance or the most recent interest payment date to which interest has been paid. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. (SECTIONS 2.01 AND 2.03).

         We will apply to list the debentures offered by us on the New York Stock Exchange on a "when-issued" basis, and trading in the offered debentures is expected to take place initially on the New York Stock Exchange. The debentures offered by the Selling Holders are currently listed on the NYSE. No assurance can be given, however, as to the liquidity of or trading markets for the offered debentures.

         There are no material restrictions, contractual or otherwise, on our receipt of dividends or other distributions from our subsidiaries to aid us in meeting our interest payment obligations to holders of debentures.

         The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities or the incurrence of any additional indebtedness, nor does it require us to maintain any sinking fund or other reserves for repayment of the debentures. Other than as described under "--Conversion Rights," there are no covenants or provisions in the indenture that may afford holders of debentures protections in the event of a highly leveraged transaction, leveraged buyout, reorganization, restructuring, merger or similar transaction.

         The registered holders of debentures will be treated as the owners thereof for all purposes, including the payment of principal, premium, if any, and interest. Principal of and interest on the debentures will be payable at the office or agency maintained by the trustee on our behalf in Los Angeles, California, or at another location we shall select upon notice to holders of debentures. At our option, payment of interest may be made by check mailed to each registered holder of debentures. (SECTIONS 4.01 AND 4.02). The debentures will be transferable at the offices of the trustee (or any other office we designate), without charge therefor, except for any tax or other governmental charge connected therewith. (SECTION 2.05).

CONVERSION RIGHTS

         The registered holder of any debenture will have the right at any time before the close of business on August 18, 2004, unless previously redeemed, at the option of the holder, to convert any portion of the principal amount thereof that is $1,000 or above (provided that no partial conversion may be made if as a result thereof the unconverted portion of the debenture would be less than $1,000 principal amount) into shares of our common stock (calculated to the nearest 1/100th of a share) at $15.15 per share (subject to adjustment as described below). We will not be required to issue fractional shares of our common stock but will pay a cash adjustment for any fractional shares. The right to convert a debenture or portion thereof called for redemption will terminate at the close of business on the Redemption Date for the debenture, unless we default in the payment of the Redemption Price and accrued interest thereon to the Redemption Date, if any. (SECTION 13.01 AND 13.03).

         On conversion, no payment or adjustment will be made for accrued interest or dividends. If any debenture not called for redemption is converted between a record date and the next interest payment date, the debenture must be accompanied by funds equal to the interest payable on the interest payment date on the principal amount so converted. Conversion of the debentures may be effected by surrendering them to us at the office or agency that we maintain in accordance with the indenture. (SECTIONS 13.02 AND 13.03).

         The Conversion Price will be subject to adjustment in certain events, including the following:

         - payment of a dividend, or distribution on our common stock, in shares of our capital stock (whether in shares of our common stock or of capital stock of any other authorized class);

         - subdivision of the outstanding shares of our common stock into a greater number of shares;

         - combination of the outstanding shares of our common stock into a smaller number of shares;

         - issuance of certain rights or warrants to all holders of our common stock entitling them to acquire shares of our common stock at less than the current market price per share of the common stock; and

         - distribution of assets, debt securities, rights or warrants (other than those referred to above) to all holders of our common stock.

         We are not required to make any adjustment of the Conversion Price unless the adjustment would effect an increase or decrease of at least 1% in the Conversion Price, but any adjustment that would otherwise be required to be made must be taken into account in the computation of any subsequent adjustment. (SECTION 13.04).

         Upon the transfer or lease of all or substantially all our property to any other corporation, or upon a merger or consolidation in which we are not the surviving corporation, we or the successor purchasing corporation must enter into a supplemental indenture providing that the holder of a debenture may convert it into the kind and amount of securities, cash or other property that the holder would have owned immediately after the transfer, lease, merger or consolidation if he had converted it immediately before the effective date of the transaction. (SECTION 11.01).

SUBORDINATION

         The debentures are subordinate in right of payment to the prior payment in full of all our Senior Indebtedness and rank PARI PASSU (ratably, without preference) with our other subordinated indebtedness. (SECTION 14.01). Upon any distribution to our creditors in a total or partial liquidation or dissolution, or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property, the holders of Senior Indebtedness will be entitled to receive payment in full before the holders of debentures will be entitled to receive any payment or distribution and until all obligations with respect to Senior Indebtedness are paid in full, any payment or distribution to which holders of debentures would be entitled will be made to holders of Senior Indebtedness. (SECTION 14.03). If a distribution is made to holders of debentures that should not have been made to them under the terms of the indenture, the payment to the holders of debentures must be paid over to the holders of Senior Indebtedness. (SECTION 14.06). In addition, no direct or indirect payment or distribution may be made by or on our behalf for or on account of the obligations with respect to the debentures:

         - if a default in the payment of any obligation with respect to any Senior Indebtedness occurs and is continuing;

         - if any judicial proceedings are pending with respect to any default under any Senior Indebtedness;

         -     if the debentures mature on any date before August 18, 2004;

         - upon the maturity of all or any part of any Senior Indebtedness by lapse of time, acceleration or otherwise; or

         - upon our receipt and the trustee's receipt of written notice of any default under any Senior Indebtedness, other than a Payment Default, or that a payment or distribution with respect to any debenture would result in a default. (SECTION 14.04).

         We will provide information about the aggregate amount of our outstanding Senior Indebtedness as of a recent date in the applicable prospectus supplement.

REDEMPTION

         There are no sinking fund or mandatory redemption provisions that apply to the debentures. We may, at our election, redeem debentures, as a whole or from time to time in part, at any time and from time to time, upon 30 to 60 days' prior notice to each holder of debentures to be redeemed, at the following Redemption Prices (expressed as percentages of the principal amount) indicated below, in each case together with accrued but unpaid interest to the Redemption
Date:


                        PERIOD                             PERCENTAGE
                        ------                             ----------
         August 18, 1999 through August 17, 2000             102.95%
         August 18, 2000 through August 17, 2001             101.97%
         August 18, 2001 through August 17, 2002             100.98%
         August 18, 2002 and thereafter                      100.00%


(SECTION 3.01).

         If less than all of the outstanding debentures are to be redeemed, the trustee will select the debentures to be redeemed, PRO RATA, by lot or by another method that complies with applicable legal and stock exchange requirements. If a debenture selected for partial redemption by the trustee would, as a result of the redemption, have a remaining principal amount of less than $1,000, then the entire debenture will be redeemed at the applicable Redemption Price. (SECTION 3.02).

         Notice of any redemption will be sent, by first-class mail, at least 30 days and not more than 60 days before the Redemption Date, to each holder of debentures to be redeemed, at his address appearing in the debenture register. The notice of redemption will state the following:

         -    the Redemption Date;

         -    the Redemption Price;

         -    the name and address of the paying agent;

         - that debentures called for redemption must be surrendered to the paying agent to collect the Redemption Price;

         - if less than all outstanding debentures are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of the particular debentures to be redeemed; and

         - that on the Redemption Date the Redemption Price will become due and payable upon each debenture to be redeemed and that interest on that debenture will cease to accrue on and after the Redemption Date. (SECTION 3.03).

         Upon surrender of a certificate representing debentures that are redeemed in part, a new certificate representing debentures in any authorized principal amount equal to the unredeemed portion will be issued to the surrendering holder, but, if the unredeemed portion of a debenture would be less than $1,000 principal amount, the entire debenture will be redeemed at the applicable Redemption Price. (SECTIONS 3.02 AND 3.06).

THE TRUSTEE

         Chase Manhattan Bank & Trust Company, National Association (as successor to Chemical Trust Company of California), is the trustee under the indenture. The holders of a majority in aggregate principal amount of all outstanding debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. (SECTION 6.07).

         Upon the occurrence of an Event of Default (as defined below) or an event which, after notice or lapse of time or both, would become an Event of Default, the trustee may be deemed to have a conflicting interest with respect to the debentures for purposes of the Trust Indenture Act. In that event, unless the trustee is able to eliminate the conflicting interest, the trustee may be required to resign as trustee under the indenture. If the trustee resigns, we will be required to appoint a successor trustee for the indenture.

         If an Event of Default (as defined below) occurs and is not cured, the trustee will be required, in the exercise of its powers, to use the degree of care of a prudent person in the conduct of its own affairs. (SECTION 7.01). The trustee will be under no obligation to exercise any of its rights or powers under the indenture unless it receives indemnity against liabilities arising from its actions. (SECTION 7.02).

         Chase Manhattan Bank & Trust Company, National Association, is also the trustee under an indenture dated as of June 17, 1999 under which $14,300,000 aggregate principal amount of subordinated notes are currently outstanding. These subordinated notes rank PARI PASSU with the debentures. $3,300,000 of these subordinated notes are due in June 2001 and the remaining $11,000,000 are due by June 2009.

EVENTS OF DEFAULT AND NOTICE THEREOF

         Each of the following events is an "Event of Default" under the indenture:

         (1) failure to pay interest on any of the debentures when due and payable, and the failure continues for 30 days;

         (2) failure to pay the principal of and premium, if any, on any of the debentures when due and payable either at maturity, upon redemption, by declaration or otherwise;

         (3) failure on our part to observe or perform any other of the covenants or agreements on our part in the debentures or in the indenture continued for 60 days after written notice as provided under the indenture;

         (4) failure to pay any other mortgage, indenture or instrument evidencing our indebtedness in an amount of at least $3,000,000, that has been declared due and payable, but if the indebtedness has been discharged by us or any declaration of acceleration has been rescinded within 30 days after the failure occurs, the failure will not be an Event of Default;

          (5) events in bankruptcy, insolvency or reorganization and similar events as described in the indenture. (SECTION 6.01).

         The trustee will give notice to the holders of debentures of all uncured defaults known to it within 90 days after the occurrence of a default. However, in the case of default in any payment obligation with respect to the debentures, the trustee may withhold the notice if it determines in good faith that the withholding of the notice is in the interests of the holders of debentures. (SECTION 6.08).

         If an Event of Default exists, the trustee or the holders of at least 25% in aggregate principal amount of the debentures then outstanding may declare the principal of, and unpaid accrued interest on, all the debentures to be due and payable immediately. The acceleration and its consequences may be rescinded by the holders of at least a majority in aggregate principal amount of the debentures then outstanding. (SECTION 6.01).

COMPLIANCE CERTIFICATE

         We will deliver annually to the trustee a certificate signed by our officer, stating whether or not to the best knowledge of the signer of the certificate we have fulfilled our obligations or are in default under the indenture. (SECTION 4.05).

SUPPLEMENTAL INDENTURES

         We and the trustee may, without the consent of the holders of any of the debentures then outstanding, enter into supplemental indentures for one or more of the following reasons:

         - evidencing the assumption of obligations under the indenture by a successor corporation;

         - adding to the covenants for the protection of the holders of debentures;

         -     adding additional Events of Default;

         - curing any ambiguity or correcting or supplementing any provision inconsistent with any other provision in the indenture without adversely affecting the interests of holders of debentures; or

         - transferring, assigning or pledging any of our property to or with the trustee. (SECTION 10.01).

         We and the trustee may enter into supplemental indentures with the consent of the holders of at least a majority in aggregate principal amount of the debentures then outstanding. The following is a summary of the changes that cannot be made without the approval of each holder of debentures affected by the change:

         - reduce the amount of debentures whose holders must consent to a supplemental indenture;

         - reduce the rate of or extend the time for payment of interest on any debentures;

         -     reduce the principal of or change the maturity of any debenture;

         -     reduce the Redemption Prices;

         - modify the provisions of the indenture related to direction of proceeds or waiver of default by a majority of holders of the debenture;

         - impair in any manner the right to convert any debentures into common stock;

         - modify the subordination provisions of the indenture in a manner adverse to the holders of debentures; or

         - impair the rights of holders of debentures to institute proceedings for the enforcement of their payment rights under the indenture in any material way. (SECTION 10.02).

GLOSSARY

         "CONVERSION PRICE" means $15.15 per share, subject to adjustment (equal to an initial conversion ratio of 66.01 shares of common stock per $1,000 principal amount of debentures).

         "PAYMENT DEFAULT" means the occurrence and continuation any default in the payment of any obligation with respect to any Senior Indebtedness, whether at maturity, upon redemption or otherwise.

         "REDEMPTION DATE", when used with respect to any debenture to be redeemed, means the date fixed for redemption by or pursuant to the indenture.

         "REDEMPTION PRICE", when used with respect to any debenture to be redeemed, means the price at which it is to be redeemed pursuant to the indenture.

         "SENIOR INDEBTEDNESS" means the principal of and premium, if any, and accrued and unpaid interest on the following, whether outstanding on the date of execution of the indenture or thereafter created, incurred or assumed:

         (1) our indebtedness for money borrowed or in respect of letters of credit issued for our account;

         (2) purchase money obligations evidenced by notes, lease-purchase agreements, purchase contracts or agreements, mortgages or similar instruments for the payment of which we are liable or responsible;

         (3) our obligations under any lease of any real or personal property, which are required to be capitalized in accordance with generally accepted accounting principles;

         (4) guarantees by us of indebtedness for money borrowed by any other person and guarantees of obligations of others of the kinds referred to in clauses (2) and (3) above; and

         (5) modifications, renewals, extensions and refundings of any such indebtedness, liabilities or obligations; unless, in each case, by its terms, it is not superior in right of payment to the debentures. (SECTION 14.02).

                           DESCRIPTION OF COMMON STOCK

         If you choose to convert the debentures as described under "Description of Debentures--Conversion Rights" , you will receive shares of our common stock. This Prospectus briefly describes the common stock issuable upon conversion of the debentures.

         Holders of common stock are entitled to receive, subject to the rights of any preferred stock issued and then outstanding, dividends when and as declared by the Board of Directors out of funds legally available therefor. Holders of common stock have no preemptive right to purchase additional shares. Holders of common stock are entitled to share on a pro rata basis, subject to the rights of any preferred stock then outstanding, in the assets legally available for distribution to stockholders in the event of our liquidation, dissolution or winding up.

         Holders of common stock are entitled to one vote per share for all matters voted upon by stockholders, including the election of members of the Board of Directors. Holders of common stock do not have cumulative voting rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable. All authorized, unissued shares of common stock are issuable by the Board of Directors without stockholder approval, including issuance to acquire another business.

         Our Board of Directors presently consists of three classes elected for staggered three-year terms.

         Our Certificate of Incorporation also authorizes the issuance of 10,000,000 shares of preferred stock, par value $0.01 per share, and authorizes the Board of Directors to fix the rights, preferences, privileges and restrictions of one or more series out of such authorized shares of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, without further vote or action by the stockholders. Although the Board of Directors has no present intention of doing so, issuance of the authorized preferred stock within terms giving it substantial power, conversion or other rights could have the effect of (i) delaying, deferring or preventing a change in control of the Company or (ii) otherwise affecting the rights of holders of the common stock.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS WITH RESPECT TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEBENTURES, AND DOES NOT PURPORT TO ADDRESS ANY STATE, LOCAL OR FOREIGN TAX CONSEQUENCES TO A HOLDER OF A DEBENTURE. THE DISCUSSION IS BASED ON THE LAW AS IT CURRENTLY EXISTS IN THE INTERNAL REVENUE CODE OF 1986, CURRENTLY APPLICABLE TREASURY REGULATIONS PROMULGATED THEREUNDER, AND JUDICIAL AND ADMINISTRATIVE INTERPRETATIONS THEREOF, ALL OF WHICH ARE SUBJECT TO CHANGE, AND POSSIBLY RETROACTIVELY. THE PARTIES DO NOT INTEND TO SEEK A RULING FROM THE INTERNAL REVENUE SERVICE ON ANY OF THE ISSUES DISCUSSED BELOW, AND NO ASSURANCE CAN BE MADE THAT THE INTERNAL REVENUE SERVICE WILL NOT TAKE A CONTRARY VIEW. IN ADDITION, THE DISCUSSION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO HOLDERS OF THE DEBENTURES IN LIGHT OF THEIR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, SUCH AS INSURANCE COMPANIES, BANKS, INVESTORS SUBJECT TO THE ALTERNATIVE MINIMUM TAX, TAX-EXEMPT ORGANIZATIONS, OR INVESTORS HOLDING THE DEBENTURES AS OTHER THAN CAPITAL ASSETS. WE WILL DISCUSS ANY FURTHER MATERIAL TAX CONSEQUENCES IN A RELATED PROSPECTUS SUPPLEMENT.

         YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEBENTURES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

UNITED STATES TAXATION OF DOMESTIC HOLDERS OF DEBENTURES

         PAYMENTS OF INTEREST. Interest on the debentures generally will be taxable to a holder of a debenture as ordinary interest income at the time it is accrued or received, depending on the holder's method of accounting for tax purposes.

         ORIGINAL ISSUE DISCOUNT. The debentures offered by us will be issued, and the debentures offered by the Selling Holders previously were issued, with "original issue discount" within the meaning of Internal Revenue Code Section 1273(a). Holders of a debenture having original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues, in accordance with the constant yield method that takes into account the compounding of interest, in advance of receipt of the cash attributable to the income. The total amount of original issue discount on a debenture is the excess of the "stated redemption price at maturity" of the debenture over its "issue price." The issue price of the debentures offered by us generally is the first price at which a substantial amount of the debentures is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The issue price of the debentures offered by the Selling Holders is 85% (expressed as a percentage of principal amount), which equals the fair market value of those debentures as of June 18, 1999, the date they were originally issued. The issue price of a debenture also includes the amount paid for accrued interest that relates to a period prior to the issue date of the debenture, unless the holder of the debenture elects on its federal income tax return to exclude the amount from the issue price and to recover it on the first interest payment date. The stated redemption price at maturity of a debenture will include the original principal amount of the debenture, but generally will not include payments of interest if the interest payments constitute "qualified stated interest." Under the applicable Treasury regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate provided that the interest payments are unconditionally payable at intervals of one year or less during the entire term of the debentures. Because the debentures bear interest at a fixed rate of 7 7/8%, payable semiannually, all interest payments on the debentures should constitute qualified stated interest.

         Under a DE MINIMIS rule, original issue discount on a debenture will be considered to be zero if the original issue discount is less than 0.25% of the stated redemption price at maturity of the debenture multiplied by the number of complete years to maturity from the issue date of the debenture. Holders of a debenture generally must report DE MINIMIS original issue discount PRO RATA as principal payments are received, and recognize income as capital gain if the debenture is held as a capital asset. However, under the applicable Treasury regulations, holders of a debenture may elect to accrue all DE MINIMIS original issue discount (as well as market discount and market premium) under a constant yield method.

         A holder of a debenture generally must include in gross income an amount equal to the sum of the daily portions of original issue discount for each day during an accrual period in which it holds the debenture, including the date of purchase but excluding the date of disposition. The daily portion is determined by allocating to each day in any accrual period a PRO RATA portion of the original issue discount allocable to that accrual period. The original issue discount accruing in a full accrual period would be the excess, if any, of (1) the sum of (a) the present value of all of the remaining payments to be made on the debenture as of the end of that accrual period that are included in the debenture's stated redemption price at maturity (calculated at a constant yield over the term of the debenture) and (b) the payments made on the debenture during the accrual period that are included in the debenture's stated redemption price at maturity, over (2) the adjusted issue price of the debenture at the beginning of the accrual period. We will treat the semi-annual period ending on the day before each interest payment date as the accrual period. For these purposes, the adjusted issue price of a debenture at the beginning of any accrual period equals the issue price of the debenture, increased by the aggregate amount of original issue discount with respect to the debenture that accrued in all prior accrual periods and reduced by the amount of payments included in the debenture's stated redemption price at maturity that were made on the debenture in the prior periods. With respect to an initial accrual period shorter than a full accrual period, the daily portions of original issue discount must be determined according to an appropriate allocation under any reasonable method.

         OPTIONAL REDEMPTION. We, at our option, may redeem the debentures, in whole or in part, at any time. Under the Treasury regulations, solely for purposes of the accrual of original issue discount, if the issuer of a debt instrument may, at its option, redeem the debt instrument on one or more dates during the term of the debt instrument, it will be assumed that the option will be exercised only if the exercise of that option will reduce the yield on the debt instrument. We believe that our redemption option will not be assumed to be exercised, because any exercise will not lower the yield to maturity of the debentures.

         MARKET DISCOUNT. The "market discount" provisions of the Internal Revenue Code may apply to the purchasers of the debentures offered by the Selling Holders, as well as to any subsequent purchasers of the debentures being offered by us. These rules generally provide that if a debenture is acquired by a subsequent purchaser at a "market discount," some or all of any gain realized upon a disposition (including a sale or a taxable exchange) or payment at maturity of the debenture may be treated as ordinary income. "Market discount" with respect to a debenture is, subject to a DE MINIMIS exception, the excess of
(1) the revised issue price of the debenture over (2) the purchaser's tax basis in the debenture. Generally, the "revised issue price" equals the issue price plus the original issue discount includable in income of all holders for periods before the purchaser's acquisition of the debenture (disregarding any reduction on account of acquisition premium), less all payments (other than qualified stated interest payments) received by those previous holders. The amount of market discount treated as having accrued will be determined either on a ratable basis, or, if the holder of the debenture so elects, on a constant interest method. Upon any subsequent disposition (including a gift or payment at maturity) of the debenture (other than in connection with certain nonrecognition transactions), the lesser of any gain on the disposition (or appreciation, in the case of a gift) or the portion of the market discount that accrued while the debenture was held by the holder will be treated as ordinary interest income at the time of the disposition. In lieu of including accrued market discount in income at the time of disposition, a holder of a debenture may elect to include market discount in income currently. Unless a holder of a debenture so elects, the holder may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry the debenture until the holder disposes of the debenture.

         ACQUISITION PREMIUM. If a holder of a debenture is treated as acquiring debentures at a premium (generally, the holder's tax basis over the remaining principal amount of the debentures), and holds the debentures as a capital asset under Internal Revenue Code Section 1221, the holder may elect under Internal Revenue Code Section 171 to amortize the premium using a constant yield method. Amortizable premium is treated as an offset to interest income on the debentures, rather than a separate interest deduction. Premium allocable to the debentures for which an amortization election is not made should be allocated among the payments on the debentures representing stated redemption price and be allowed as an ordinary deduction as the payments are made (or for a holder of a debenture using the accrual method of accounting, when the payments become due).

         DISPOSITION OF DEBENTURES. A holder of a debenture will recognize gain or loss upon the sale, redemption, retirement or other disposition of the debenture. Any gain or loss recognized on the sale, redemption, retirement or other disposition of the debenture will generally be equal to the difference between (1) the amount of cash and the fair market value of property received and (2) the holder's adjusted tax basis (including any accrued market discount previously included in income by the holder of the debenture and reduced by any previous payments with respect to the debenture) in the debenture. Subject to the market discount rules discussed above, gain or loss recognized will be capital gain or loss, if the debenture is held as a capital asset by the holder of the debenture.

         EFFECT OF CONVERSION. A holder's conversion of a debenture into common stock is generally not a taxable event. The holder's obligation, if any, to include in gross income the daily portions of original issue discount with respect to a debenture will terminate on the conversion date. The holder's basis in the common stock received on conversion of a debenture will be the same as the holder's basis in the debenture at the time of conversion (reduced by any amount allocable to a fractional share interest as described below), and the holding period for the common stock received on conversion will include the holding period of the debenture converted (assuming each is held as a capital asset), except that the holding period of common stock allocable to accrued original issue discount may commence on the conversion date. Gain or loss upon a sale or other disposition of the common stock received on conversion of a debenture will be capital gain or loss if the common stock is a capital asset in the hands of the holder.

         Cash received in lieu of a fractional share of common stock upon conversion of a debenture should be treated as a payment in exchange for the fractional share interest in the common stock. Accordingly, if the common stock is a capital asset in the hands of the holder, the receipt of cash in lieu of a fractional share of common stock should generally result in capital gain or loss, if any, measured by the difference between the cash received for the fractional share interest and the holder's tax basis in the fractional share interest.

         BACKUP WITHHOLDING. Under the backup withholding rules, a holder of a debenture may be subject to a 31% backup withholding tax unless the holder (a) is a corporation or comes within certain other exempt categories and when required demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholdings, and otherwise complies with applicable requirements of the backup withholding rules. A holder of a debenture that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against a holder's income tax liability.

UNITED STATES TAXATION OF FOREIGN HOLDERS OF DEBENTURES

         Under present United States federal income and estate tax law, and subject to the discussion below concerning information reporting and backup withholding:

         - payments of principal of, premium, if any, and interest on the debentures to any holder of a debenture who is not a United States Person will not be subject to United States withholding tax, if in the case of interest and original issue discount (1) the holder of the debenture does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) the holder of the debenture is not a controlled foreign corporation for United States tax purposes that is related to us through stock ownership, (3) the holder of the debenture is not a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (4) we, or the person who would otherwise be required to withhold tax from the payments, are provided with a statement, signed under penalties of perjury, identifying the holder of the debenture and stating, among other things, that the holder of the debenture is not a United States Person. If any of those requirements are not satisfied, 30% withholding will apply, unless the holder provides documentation to us, or the person who would otherwise be required to withhold tax from the payments, sufficient to establish that the tax is reduced or eliminated pursuant to an applicable tax treaty or that the interest on the debentures is income that is effectively connected with a trade or business conducted within the United States by a non-United States Person. In the latter case, a non-United States Person will be subject to United States federal income tax at regular rates and will be required to file a United States income tax return;

         - a holder of a debenture who is not a United States Person will not be subject to United States federal income tax on any gain realized on the sale, exchange, conversion or redemption of a debenture unless (1) the gain is effectively connected with the conduct by the holder of the debenture of a trade or business in the United States, or (2) in the case of gain realized by an individual holder of a debenture, the holder is present in the United States for 183 days or more in the year of the sale, and certain other conditions are met, or the holder of the debenture ceased to be a United States citizen or a long-term resident of the United States within the prior ten-year period with a principal purpose of avoiding United States taxation; and

         - a debenture held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of the individual's death, if at the time of death the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, unless the individual held the debenture in connection with a United States trade or business.

         Certain payments to noncorporate persons of interest on and principal of obligations, and of the proceeds from the sale of obligations, are subject to information reporting and may be subject to a 31% backup withholding tax. Under current United States federal income tax law and regulations, neither information reporting nor backup withholding will apply to payments of interest on and principal of a debenture or to payments of the proceeds of the sale of a debenture made outside the United States if neither our paying agent nor we have actual knowledge that the beneficial owner of the debenture is a United States Person and if the beneficial owner of the debenture certifies under penalty of perjury that it is not a United States Person. However, if payments of interest on or principal of, or the proceeds of a sale of, a debenture are collected outside the United States by a foreign office of a custodian, nominee or other agent acting on behalf of the beneficial owner of a debenture, and, if the custodian, nominee or agent is (1) a United States Person, (2) a controlled foreign corporation for United States tax purposes, (3) a foreign person 50% or more of whose gross income is from a United States trade or business, or (4) for payments made after December 31, 2000, a foreign partnership with certain connections to the United States, payments of interest and principal of the debenture, or the proceeds of a sale of the debenture, made by the custodian, nominee or agent to the beneficial owner may be subject to information reporting unless the custodian, nominee or agent has sufficient documentary evidence in its records that the beneficial owner is not a United States Person or the beneficial owner otherwise establishes an exemption. Currently, the payments are not subject to backup withholding. If payments of interest, principal, premium, if any, or the proceeds of the sale of a debenture are collected by the United States office of a custodian, agent or nominee acting on behalf of the beneficial owner, information reporting and backup withholding will apply to payments made by the custodian, agent or nominee to the beneficial owner unless the owner certifies under penalty of perjury that it is not a United States Person or otherwise establishes an exemption.

         As used in this section, "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction, and "United States Person" means any citizen or resident of the United States, a corporation, partnership or other entity organized in or under the laws of the United States or any State, any estate the income of which is subject to United States federal income taxation regardless of its source, and any trust that (1) a United States court is able to exercise primary supervision over its administration, and (2) one or more United States Persons have the authority to control all substantial decisions of the trust.

                              PLAN OF DISTRIBUTION

BY MSC.SOFTWARE:

         We may sell the debentures offered by us from time to time in one or more transactions. We may sell the debentures (a) through underwriters or dealers; (b) through agents; or (c) directly to one or more purchasers.

SALE THROUGH UNDERWRITERS

         If we use underwriters in the sale, the underwriters will acquire the debentures for their own account. The underwriters may resell the debentures in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the debentures will be subject to conditions. The underwriters will be obligated to purchase all the debentures of a series offered by a prospectus supplement if any of the debentures are purchased. The underwriters may sell the debentures to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters. The underwriters may change from time to time any initial public offering price and any discounts, concessions or commissions allowed or re-allowed or paid to dealers.

SALE THROUGH AGENTS

         We may sell the debentures through agents designated by us. Unless indicated in the prospectus supplement, the agents have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

DIRECT SALES

         We also may sell the debentures directly to purchasers without the involvement of underwriters or agents.

GENERAL INFORMATION

         We may authorize agents, underwriters or dealers to solicit offers by institutional investors to purchase the debentures providing for payment and delivery on a future date specified in the prospectus supplement. Institutional investors to which the offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions that are approved by us. The obligations of any purchasers under delayed delivery and payment arrangements will not be subject to any conditions except that (1) the purchase by an institution of the debentures will not at delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject and (2) if the debentures are being sold to underwriters, we will sell to the underwriters the total principal amount of the debentures less the principal amount covered by the delayed delivery and payment arrangement.

         Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the debentures by them may be treated as underwriting discounts and commissions under the Securities Act of 1933. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.

         Any underwriters or agents to or through whom we sell the debentures for public offering and sale may make a market in the debentures. However, the underwriters and agents will not be obligated to make a market in the debentures and may discontinue their market-making activities at any time without notice. We cannot provide any assurance with respect to the liquidity of the trading market for any of the debentures.

         We may have agreements with the underwriters, dealers and agents to indemnify them against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments which the underwriters, dealers or agents may be required to make.

         Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

BY THE SELLING HOLDERS:

         We are registering $2,000,000 aggregate principal amount of debentures on behalf of the Selling Holders. As used in this prospectus, "Selling Holders" includes donees, pledgees, transferees or other successors-in-interest selling debentures or shares received from a Selling Holder as a gift, pledge, partnership distribution or other non-sale related transfer. We will bear all costs, expenses and fees in connection with the registration of these debentures. The Selling Holders will pay any brokerage commissions and similar selling expenses attributable to the sale of these debentures. Sales of debentures may be effected by Selling Holders from time to time in one or more types of transactions (which may include block transactions) on the NYSE, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the debentures, through short sales, or a combination of these methods, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The Selling Holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their debentures, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of debentures by the Selling Holders. We are required to register the debentures offered by the Selling Holders under the terms of the registration rights agreement dated June 18, 1999 between us and the Selling Holders. The registration of the debentures offered by the Selling Holders does not necessarily mean that the Selling Holders will offer or sell any of these debentures.

         The Selling Holders may effect these transactions by selling debentures directly to purchasers or to or through broker-dealers, who may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Holders and/or the purchasers of debentures for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The Selling Holders and any broker-dealers that act in connection with the sale of debentures might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the debentures sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each Selling Holder against certain liabilities, including liabilities arising under the Securities Act. The Selling Holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the debentures against certain liabilities, including liabilities arising under the Securities Act.

         Because Selling Holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Holders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act. We have informed the Selling Holders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         Selling Holders also may resell all or a portion of the debentures in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

         When a Selling Holder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of debentures through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing:

         - the name of each Selling Holder and of the participating broker-dealer(s),

         -  the amount of debentures involved,

         -  the price at which the debentures were sold,

         - the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable,

         - that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

         -  other facts material to the transaction.

                                 SELLING HOLDERS

         On the date of this prospectus, Dendron Technology B.V., a Dutch corporation, and Fronos Technology B.V., a Dutch corporation, each owned $1,000,000 principal amount of debentures. Each of the Selling Holders received their debentures from us as partial consideration under a stock purchase agreement executed in connection with our acquisition of MARC Analysis Research Corporation in June 1999. The Selling Holders also each received other subordinated debt securities and warrants for the purchase of 700,000 shares of our common stock under that stock purchase agreement. The debentures were sold to the Selling Holders in a private transaction, exempt from the registration requirements under the Securities Act. We agreed with the Selling Holders to file a registration statement to register the debentures and the shares into which they are convertible. Because each Selling Holder may offer all, some or none of the debentures they own, and because the offering contemplated by this offering may not be underwritten, no estimate can be given as to the amount of debentures that will be held by each Selling Holder upon or prior to termination of this offering. The sole relationship that each Selling Holder has had with us within the past three years is through its ownership of debentures and other subordinated debt securities and warrants.

                                  LEGAL MATTERS

         O'Melveny & Myers LLP will pass on legal matters relating to this offering for us. Any underwriters will be advised about other issues relating to any offering of the debentures by their own legal counsel.

                                    EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our transition report on Form 10-K for the transition period from January 1, 1998 to December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         The audited financial statements of MARC Analysis Research Corporation incorporated in this prospectus and the registration statement by reference to our Current Report on Form 8-K/A dated July 1, 1999 for event date June 18, 1999 with respect to the acquisition of MARC Analysis Research Corporation have been so included in reliance on the report (which report has an explanatory paragraph relating to the company's adoption of Statement of Position 91-1 "Software Revenue Recognition" (SOP 91-1), Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2) and for Statement of Position 98-4 "Deferral of Effective Date of Certain Provision" of SOP 97-2 (SOP 98-4) as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given as the authority of said firm as experts in auditing and accounting.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is a statement of estimated expenses in connection with the offering described in this Registration Statement:

SEC registration fee                                          $ 2,224
NASD filing fee                                               $ 1,338
Printing expenses                                             $ 5,000
Accounting fees and expenses                                  $10,000
Legal fees and expenses                                       $20,000
NYSE listing fee                                              $ 2,500
Blue Sky fees and expenses (including legal fees)             $ 3,000
Transfer Agent's fees and expenses                                -
Miscellaneous expenses                                        $ 2,938

Total                                                         $47,000
                                                              -------

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that the person was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he has actually and reasonably incurred.

         Our Bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by Delaware law.

         In that regard, our Bylaws provide that we shall indemnify any person who is or was a party or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was our director or officer or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and amounts expended in seeking indemnification granted to the person under applicable law, the Bylaws or any agreement with us) reasonably incurred or suffered by the person in connection with the proceeding. The right to indemnification includes the right that we pay the expenses incurred in defending any proceeding in advance of its final disposition; PROVIDED, HOWEVER, that if the Delaware General Corporation Law so requires, the payment of the expenses incurred by a director or officer (in his or her capacity as a director or officer) in advance of the final disposition of a proceeding shall be made only upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it shall ultimately be determined that the director or officer is not entitled to be indemnified. We may, by action of the Board, provide indemnification to our employees and agents with the same scope and effect as the indemnification of directors and officers.

         We have in effect insurance policies covering all of our directors and officers in certain instances where by law we may not indemnify them.

ITEM 16.          EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION
-------           -----------
3.1               Certificate of Incorporation, as amended (filed as Exhibit
                  3.1 to our report on Form 10-Q filed on August 16, 1999, and incorporated herein by reference).

3.2               Restated Bylaws (filed as Exhibit 3.2 to our report on Form
                  10-K filed for the fiscal year ended January 31, 1996, and incorporated herein by reference).

3.3               Certificate of Designations of Junior Participating
                  Preferred Stock (filed as Exhibit 2.2 to our Registration
                  Statement on Form 8-A filed October 13, 1998 and incorporated herein by reference).

4.1               Form of 7 7/8% Convertible Subordinated Debenture due August
                  18, 2004 (filed as part of our Registration Statement on Form
                  S-3 (No. 33-83174), and incorporated herein by reference).

4.2               Indenture, dated as of August 18, 1994, between us and Chase
                  Manhattan Bank & Trust Company, National Association (as successor to Chemical Trust Company of California), as trustee
                  (filed as part of our Registration Statement on Form S-3 (No.
                  33-83174), and incorporated herein by reference).

4.3 First Supplemental Indenture, dated as of September 22, 1994, between us and Chase Manhattan Bank & Trust Company, National
                  Association (as successor to Chemical Trust Company of
                  California), as trustee (filed as Exhibit 4.2 to our report on Form 10-Q for the quarterly period ended October 31, 1994, and incorporated herein by reference).

4.4 Second Supplemental Indenture, dated as of December 14, 1994, between us and Chase Manhattan Bank & Trust Company, National
                  Association (as successor to Chemical Trust Company of
                  California), as trustee (filed as Exhibit 4.3 to our report on Form 10-Q for the quarterly period ended October 31, 1994, and incorporated herein by reference).

4.5 Rights Agreement dated as of October 5, 1998 between us and ChaseMellon Shareholder Services, L.L.C., as Rights Agent
                  (filed as Exhibit 2.1 to our Registration Statement on Form
                  8-A filed October 13, 1998 and incorporated herein by reference).

5.1 Opinion of O'Melveny & Myers LLP regarding legality of the debentures.*

8.1               Opinion of O'Melveny & Myers LLP regarding certain tax matters.

12.1              Computation of Ratio of Earnings to Fixed Charges.

23.1              Consent of Ernst & Young LLP.

23.2              Consent of PricewaterhouseCoopers LLP.

23.3 Consent of O'Melveny & Myers LLP (included in Exhibits 5.1 and 8.1).

-----------------------------
* To be filed by amendment.
                                       II-2


24.1              Power of Attorney (included on page II-5).

25.1 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, with respect to Trustee.

ITEM 17.          UNDERTAKINGS

A.       UNDERTAKING PURSUANT TO RULE 415.

         We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (a) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. UNDERTAKINGS REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

         We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

 C.      UNDERTAKING IN RESPECT OF INDEMNIFICATION.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

D.       UNDERTAKING REGARDING RULE 430A UNDER THE SECURITIES ACT.

         We hereby undertake that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on September 8, 1999.

                                            MSC.SOFTWARE CORPORATION

                                            By: /s/ FRANK PERNA, JR.
                                                ---------------------------
                                                Frank Perna, Jr.
                                                CHAIRMAN OF THE BOARD
                                                AND CHIEF EXECUTIVE OFFICER

                              POWER OF ATTORNEY

         We, the undersigned directors and officers of MSC.Software Corporation, and each of us, constitute and appoint Frank Perna, Jr. and Louis A. Greco and each or either of them, as our true and lawful attorney-in-fact and agent, with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


           SIGNATURE                         TITLE                            DATE
           ---------                         -----                            ----
/s/ FRANK PERNA, JR.                 Chairman of the Board              September 8, 1999
------------------------------    and Chief Executive Officer
Frank Perna, Jr.

/s/ LOUIS A. GRECO                   Chief Financial Officer            September 8, 1999
------------------------------        (Principal Financial
Louis A. Greco                       and Accounting Officer)

/s/ LARRY S. BARELS                         Director                    September 7, 1999
------------------------------
Larry S. Barels

/s/ DONALD GLICKMAN                         Director                    September 8, 1999
------------------------------
Donald Glickman

/s/ WILLIAM F. GRUN                         Director                    September 8, 1999
------------------------------
William F. Grun

/s/ GEORGE N. RIORDAN                       Director                    September 8, 1999
------------------------------
George N. Riordan
